EXHIBIT 10.1

[***]	=	Certain confidential information contained in this document, marked by bracketed asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities
Exchange Act of 1934, as amended.

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) dated as of August 14, 2014, is made between [***], LLC a California Limited Liability Company (the “Lender”), whose address is: [***] and ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation authorized to do business in the State of Florida (the “Borrower”), whose address is: 5215 West Laurel Street, Tampa, Florida 33607.

BACKGROUND

A. Borrower wishes to borrow the principal amount of $10 million (the “Loan”) from Lender to be evidenced by a promissory note and secured by certain Collateral as defined herein.

B. Upon the terms and conditions set forth in this Agreement, Borrower shall issue and deliver to Lender a Note in the principal amount set forth opposite Lender’s name on Schedule A attached hereto. The purpose of this Agreement is to set forth the terms and conditions upon which the Borrower will issue the Note(s) to the Lender and the Lender will purchase the Note(s) from the Borrower.

C. As an inducement and consideration to Lender to purchase the Note(s) Borrower shall:

1. enter into a multi-year exclusive agreement (the “Exclusive Marketing and Sales Agreement”), pursuant to which, Borrower will grant Lender the exclusive right to market Valuable Trade Cargo through a marketing joint venture agreement (“Marketing JV”);

2. grant to Lender an assignment of 100,000 shares of Oceanica Resources S. de R.L. (“Oceanica”) owned by Borrower to Numismatic Expert or its designee as directed under terms and timing to be agreed;

3. grant to Lender, in the amount of the principal funded under each Note pursuant to this agreement, an option to purchase shares of Oceanica Resources S. de R.L. at a purchase price which shall be the lower of (a) $[***] per share or (b) the price per share of a completed equity offering of Oceanica Resources, by Oceanica Resources which totals $1 million or more in the aggregate. The option will expire on the Maturity Date of each Note funded pursuant to the Loan and may be exercised as follows:

i.)	by conversion of the then outstanding principal of the Note by Lender;

ii.)	if the Note has been repaid early at the request of Lender, in cash until the end of the term of the Note, but the option may be exercised for up to 50% of the initial principal amount of the Note; or

iii.)	if the Note has been repaid early at the discretion of Borrower, in cash until the end of the term of the Note, and the option may be exercised for up to 100% of the initial principal amount of the Note.

If the option to purchase shares is lower than $[***] by reason of the issuance of equity below that price pursuant to 3.b.(2) above, the maximum number of shares that shall be issued will be the number of Oceanica shares by which the note was collateralized.

In the event there is a sale of Oceanica to a third party in which the Oceanica shares owned by Borrower are required to be sold, then the Term of the Option will accelerate and Lender must exercise the Option prior to the consummation of the third party transaction, so long as Odyssey will have given at least 30 days prior written notice to Numismatic Expert.

4. pledge Collateral for the repayment of the Note as further described in Section 3 herein.

D. Upon closing, by or before August 15, 2014, Borrower will issue to Lender (a) a Promissory Note in the principal amount of $5.0 million (five million U.S. dollars) bearing interest at the rate of 8.0% per annum for the first year and 11% per annum for the second year (the “Interest Rate”), in substantially the form attached hereto as Schedule B (the “Note”).

E. Two additional tranches of $2.5 million each will be available to Borrower for Borrower to issue additional Notes to Lender (also bearing interest at the rate of 8.0% per annum for the first year and 11% per annum for the second year) upon occurrence ($2.5 million per occurrence) of any of the following:

a. The appraised value of Project recoveries meets or exceeds an amount which reasonably provides Borrower with a projected net income of $[***] or more, or;

b. Borrower’s subsidiary corporation, Oceanica Resources S. De. R.L. receives funding of at least $[***] at a market capitalization of at least $[***], or;

c. Borrower receives permission to begin recovery operations on [***] from the [***]; or

d. A legal determination of all necessary rights is made so as to allow marketing by the Receiver of the coins and other valuables recovered by Borrower from the [***] site and the first step in the marketing process brings a bona fide bid of at least $[***].

Upon occurrence of any one of the above conditions, Lender will issue a loan to Borrower and purchase a Note from Borrower for $2.5 million within 10 days of Borrower’s notice to Lender, up to a maximum of $10 million total loan including the original loan amount of $5 million.

F. Lender is willing to make the Loan described above based on the terms and conditions set forth in this Loan Agreement.

OPERATIVE TERMS

1.	BACKGROUND AND DEFINED TERMS.

1.1. Background. The Background set forth above is true and correct and is incorporated by this reference.

1.2. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Collateral” shall have the meaning ascribed in Section 3 below.

“Default” shall have the meaning ascribed in Section 8.1 below.

“Interest Rate” shall mean 8% per annum for the first year and 11% per Annum for the second year based on a 365 day year until the Maturity Date.

“Loan” means the loan advanced by Lender to Borrower in the principal amount of $5,000,000.00 as evidenced by the Note executed at closing, as well as the second and third tranches of $2,500,000.00 each (up to a total of $10,000,000.00) advanced to Borrower pursuant to Paragraph E under Background recitals above and evidenced by corresponding Notes.

“Loan Documents” means this Agreement, the Note(s), the Exclusive Marketing and Sales Agreement, and any other document executed or delivered by Borrower as evidence of, security for, or otherwise in connection with, the Loan.

“Maturity Date” means two years following the date of closing on the first Note of $5 million (on or about August 15, 2016) for the first Note, and for each subsequent Note, two years from the date of that Note.

“Note” means that certain Promissory Note dated the date of closing the initial loan pursuant to this Agreement, made by Borrower to the order of Lender, in the original principal amount of $5,000,000.00, and the Promissory Note or Notes for $2,500,000.00 each made by Borrower to the order of Lender issued upon occurrence of any of the events as described in Paragraph E under Background recitals above.

“Obligations” means any and all indebtedness and other obligations under the Note(s) and all obligations under this Loan Agreement in effect from time to time between Borrower and Lender.

“Valuable Trade Cargo” shall mean all collectible coins and bullion including numismatic coins, and collectible bullion and bullion coins and other trade goods determined by Borrower to be available for sale recovered by Borrower from its shipwreck recovery operations.

2.	LOAN AMOUNT AND TERMS.

2.1. Loan. Subject to the terms, provisions and conditions, Lender agrees to advance the Loan to Borrower in accordance with the terms of the Note(s), this Agreement, and the Exclusive Marketing and Sales Agreement.

2.2. Conditions to Extension of Loan. Lender’s obligation and agreement to make the Loan is conditioned upon, and is made subject to, the following terms and conditions:

(a) Execution and Delivery of Loan Documents. Lender shall make the Loan available to Borrower upon the execution of this Agreement, and the execution and delivery by Borrower of the Note(s) and any other Loan Documents.

(b) Required Financial Statements. Borrower shall make available to Lender the Borrower’s financial statements as provided in Section 7.1 below.

2.3. Term. The Loan will be for a term due and payable in full on the Maturity Date of each Note issued pursuant to this Agreement. The Term of each Note may be extended upon mutual agreement of the Parties.

2.4. Repayment Terms. The Loan will accrue interest and will be repayable in accordance with the terms of the Note. If Borrower receives net proceeds which are not encumbered under a lien agreed in advance by Lender sufficient to prepay any or all of the outstanding loan balance, Lender may request early payment of the loan. Upon such request, the loan shall be accelerated, and Borrower must pay the outstanding balance.

2.5. Other Conditions. Lender acknowledges that Borrower shall not be prohibited by this Agreement from drawing down the full amount of Borrower’s Fifth Third Bank credit line up to a maximum of $10 million and may enter into any other debt or equity transactions as long as those transactions do not impair the collateral that is assigned under this Agreement. Lender agrees that Fifth Third Bank holds a lien or liens against collateral which are Permitted Liens under this Loan Agreement.

Any net proceeds from the sale of Valuable Trade Cargo under the Exclusive Marketing and Sales Agreement may, at the request of Lender, be set aside to pay down this secured loan, provided that the first proceeds shall be set aside to pay down the $10 million Fifth Third bank note, as required under the terms of that note, before any payments are made to Lender.

2.6. Loan Disbursements. Lender will Advance $5,000,000 of Loan funds to Borrower at Closing which shall be evidenced by a Note in the amount of $5,000,000. Additional disbursements will be made within 10 business days of Notice given by Borrower to Lender that performance objectives outlined in paragraph E(a)-(d) above are achieved, and shall be evidenced by additional Notes dated and in amounts commensurate with the additional funding.

2.7. Confidentiality. The Parties acknowledge and agree that for commercial purposes, the terms of this Agreement, the Exclusive Marketing and Sales Agreement, and terms relating to consideration should remain confidential, and both Parties agree to keep this Agreement and the Exclusive Marketing and Sales Agreement strictly confidential. Borrower agrees to request confidential treatment of this Agreement and the Exclusive Marketing and Sales Agreement should those be required to be filed under U.S. Securities regulations.

3.	SECURITY AND COLLATERAL.

3.1. Security. The Borrower hereby assigns, sells, transfers, pledges, sets over and delivers to the Lender, and grants Lender a security interest in proceeds from the sale of Valuable Trade Cargo wherever held, in excess of such proceeds previously pledged and subject to the ASSIGNMENT AND SECURITY AGREEMENT AND PLEDGE OF DEPOSIT ACCOUNT (the “Assignment”) between Borrower and Fifth Third Bank, an Ohio Banking company, dated May 2, 2014.

3.2. Collateral. Collateral for repayment of the Note and Loan shall consist of:

(a) Borrower’s rights to all proceeds of monetization from coins, bullion and Valuable Trade Cargo under the [***] for recovery of the [***] which are unencumbered by a $10 million line of credit which is currently in place;

(b) [***] shares of Oceanica Resources S. de R.L. owned by Borrower for each $1 million of outstanding loan balance; and

(c) Stock of Odyssey Marine Services Inc. (OMS) and Odyssey Retriever Inc. (ORI) which corporations own the vessel RV Odyssey Explorer and associated shipwreck exploration technology and equipment including the ZEUS 2,500 m. work class ROV and handling system, one 6,000 m. CLIO ROV and handling system, side scan sonar search systems, Reson 8160 multibeam system and numerous other pieces of equipment fully integrated and capable of conducting worldwide search and archaeological recovery operations. (A full inventory of this equipment will be furnished for inspection prior to execution of the Agreements.) Certain equipment currently aboard the Dorado Discovery including the multibeam sonar, the drill winch and A-frame which are to be used for mineral exploration in a joint venture with the vessel owner will not be included as collateral so long as they are on the Dorado Discovery or included in the joint venture.

3.3. Release of Collateral. In the event there is a sale of Oceanica to a third party in which the Oceanica shares owned by Borrower and pledged as Collateral in accordance with this Agreement are to be sold in the third party transaction, Lender agrees to release the Oceanica shares from the Collateral and make all such shares available to Lender for the sale. Borrower agrees to provide irrevocable instructions to the third party transaction closing agent to transfer payment in full for all principal and interest due under the Notes through the date of the third party transaction to Lender.

4.	REPRESENTATIONS AND WARRANTIES.

When Borrower signs this Agreement, and until Lender is repaid in full, Borrower makes the following representations and warranties:

4.1. Formation and Good Standing. Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized. In each state in which Borrower does business, Borrower is in good standing and possesses all permits and licenses required and necessary to enable it to conduct the business in which it is now engaged.

4.2. Authorization. This Agreement, and any instrument or agreement required hereunder, are within Borrower’s powers, have been duly authorized, and do not conflict with any of Borrower’s organizational documents. Notwithstanding the above, Lender acknowledges that this Loan Agreement shall be conditioned upon final approval by Borrower’s Board of Directors.

4.3. Enforceable Agreement. This Agreement is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

4.4. No Conflicts. The execution, delivery and performance by Borrower of this Agreement and other Loan Documents to which it is a party do not (i) contravene, or constitute a violation of any provision of applicable law, a violation of the organizational documents of Borrower, or a default under any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting Borrower, (ii) result in the creation or imposition of any lien (other than the lien(s) created by the Loan Documents) on any of Borrower’s assets, or (iii) give cause for the acceleration of any obligations of Borrower to any other creditor.

4.5. Discharge of Liens and Taxes. Borrower has duly filed, paid and/or discharged all taxes or other claims that may become a lien on any of its property or assets.

4.6. Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against Borrower which, if lost, would impair Borrower’s financial condition or ability to repay the Loan, except as have been disclosed in writing to Lender.

4.7. Asset Ownership. Borrower has good and marketable title to all of the properties and assets reflected on the balance sheets and financial statements supplied to Lender by Borrower, and all such properties and assets are free and clear of mortgages, security deeds, pledges, liens, charges, and all other encumbrances, except as otherwise disclosed to Lender by Borrower in writing (“Permitted Liens”). To Borrower’s knowledge, no default has occurred under any Permitted Liens and no claims or interests adverse to Borrower’s present rights in its properties and assets have arisen. Borrower has duly filed, paid and/or discharged all taxes or other claims which may become a lien on any of its property or assets. Permitted Liens are listed in Schedule C to this Agreement.

4.8. Other Obligations. Borrower is not in default on any undisclosed obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to Lender.

4.9. Tax Matters. Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to Lender.

4.10. Sufficiency of Capital. Borrower is not, and after consummation of this Agreement and after giving effect to all indebtedness incurred and liens created by Borrower in connection with the Note and any other Loan Documents, will not be, insolvent within the meaning of 11 U.S.C. § 101, as in effect from time to time.

4.11. Compliance with Laws. Borrower is in compliance in all material respects with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances, including, without limitation, all applicable federal, state and local laws and regulations intended to protect the environment, and the Employee Retirement Income Security Act of 1974, as amended, if applicable.

4.12. Continuing Effectiveness. The effectiveness of this Agreement shall be subject to the continuing accuracy of all representations and warranties of the Borrower contained herein. Each advance made to the Borrower pursuant to the Agreement shall constitute an automatic warranty and representation by Borrower to Lender that there does not exist a Default (as herein defined) or any event or condition which, with notice, lapse of time and/or the making of such advance, would constitute a Default, and a reaffirmation as of the date of said request of all the representations and warranties of

Borrower contained in the Agreement. Borrower covenants, warrants and represents to Lender that all representations and warranties contained in this Agreement shall be true in all material respects at the time of execution of the Loan Documents and shall survive the execution, delivery and acceptance thereof by the Parties thereto and the closing of the transactions described therein or related thereto.

5.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees, so long as credit is available under this Agreement and until Lender is repaid in full, that Borrower will:

5.1. Business Continuity. Conduct its business in substantially the same manner as such business is now and has heretofore been carried on and conducted.

5.2. Existence. Comply fully with all applicable statutes, laws and regulations, and maintain the existence of itself.

5.3. Maintenance of Assets. Maintain, preserve and keep its property and assets in good repair, working order and condition, making all needed replacements, additions, improvements and renewals thereto, to the extent allowed by this Agreement.

5.4. Access to Books and Records. Except as may be prohibited by law, allow Lender, or its agents, during normal business hours, at Borrower’s primary place of business to have access to the books, financial records and such other financial documents of Borrower, as Lender shall reasonably require, and allow Lender to make copies thereof at Lender’s expense which copies will be kept confidential by Lender.

5.5. Notices to Lender. Promptly notify Lender in writing of:

(a) Any substantial dispute between any governmental authority and Borrower.

(b) Any Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of Default.

(c) Any material adverse change in Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(d) Any change in Borrower’s name, legal structure, place of business, or chief executive office if Borrower has more than one place of business.

(e) Any actual contingent liabilities of Borrower and any such contingent liabilities which are reasonably foreseeable.

(f) Attainment of any milestone listed in paragraph E (a)-(d) of this Agreement triggering the closing of an additional loan and Note.

5.6. Insurance.

(a) General Business Insurance. Maintain insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for Borrower’s business.

(b) Insurance Covering Valuable Trade Cargo. Maintain in good standing the AON Insurance Policy, as applicable, covering the Valuable Trade Cargo related to the Collateral for this Loan for the full replacement cost of such Valuable Trade Cargo.

(c) Evidence of Insurance. Upon the request of Lender, deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

5.7. Compliance with Laws. Comply with the laws, regulations, and orders of any government body with authority over Borrower’s business. Lender shall have no obligation to make any advance to Borrower except in compliance with all applicable laws and regulations, and Borrower shall fully cooperate with Lender in complying with all such applicable laws and regulations.

5.8. Audits. Except as may be prohibited by law, allow Lender and its agents to inspect Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time.

6.	NEGATIVE COVENANTS.

Borrower covenants and agrees, so long as credit is available under this Agreement and until Lender is repaid in full, that Borrower will not:

6.1. Change of Ownership. Cause, permit, or suffer any change in capital ownership in the direct or indirect capital ownership of Borrower.

6.2. Additional Negative Covenants. Without Lender’s written consent:

(a) Enter into any consolidation, merger, or other combination with any other entity.

(b) Engage in any business activities substantially different from Borrower’s present business.

(c) Liquidate or dissolve Borrower’s business.

6.3. No Consumer Purpose. Use this loan for personal, family, or household purposes.

7.	FINANCIAL AND REPORTING COVENANTS.

7.1 Financial Statements and Reports. Borrower shall maintain systems of accounting established and administered in accordance with Generally Accepted Accounting Principles. The Borrower will furnish to the Lender upon request:

(a) Within 120 days after the end of each fiscal year, the Borrower shall deliver to Lender audited financial statements and, upon filing with the SEC, a copy of its Annual Report on Form 10-K for such fiscal year.

(b) Within 60 days of the end of each of the first three quarters in each fiscal year, Borrower shall deliver to Lender a copy of its Quarterly Report on Form 10-Q for such quarter.

(c) Promptly, from time to time, such other information regarding the operation, business, affairs and financial condition of Borrower as Lender may reasonably request.

For the purposes of this Section 7.1, Lender agrees that any report or other document filed by Borrower with the SEC through the EDGAR system shall be deemed to have been concurrently delivered or provided to Lender.

8.	DEFAULT AND REMEDIES.

8.1. Default. The occurrence of any one or more of the following events with respect to the Borrower shall constitute an Event of Default under this Agreement:

(a) if the Borrower shall fail to pay when due any payment of principal or interest on this Note and such failure continues for five (5) days after the Lender notifies the Borrower thereof in writing;

(b) if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the Borrower shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due;

(c) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Borrower in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Borrower or substantially all of the Borrower’s properties; or (iii) orders the liquidation of the Borrower, and in each case the order or decree is not dismissed within 60 days.

8.2. Remedies. In the event of the occurrence of an Event of Default as described above, and failure by Borrower to correct such Event of Default within the applicable cure period, if any, then Lender may at any time thereafter, at its option:

(a) by written notice to the Borrower, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance; and

(b) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from the Borrower all sums due under this Note.

8.3. Waiver. No failure or delay on the part of Lender in exercising any right, power, or privilege granted pursuant to this Agreement shall operate as a waiver, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

8.4. No Reliance by Third Parties. The rights of the Lender to declare a default of the Borrower under this Agreement or the Loan Documents is a right exclusive to the Lender and shall under no circumstances inure to any third parties.

9.	OTHER PROVISIONS.

9.1. Florida Law. This Agreement is governed by Florida state law.

9.2. Successors and Assigns. This Agreement is binding on Borrower’s and Lender’s successors and assignees. Borrower agrees that it may not assign this Agreement without Lender’s prior written consent.

9.3. Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. Lender retains all rights, even if it makes a loan after default. If Lender waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.4. Attorneys’ Fees. Borrower shall reimburse Lender for any reasonable costs and attorneys’ fees incurred by Lender in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement including but not limited to the Note, and in connection with any amendment, waiver, or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing Party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against Borrower under Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, Lender is entitled to recover costs and reasonable attorneys’ fees incurred by Lender related to the preservation, protection, or enforcement of any rights of Lender in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated reasonable costs of Lender’s in-house counsel.

9.5. One Agreement. This Agreement, the Note and any related security or other agreements required by this Agreement, collectively represent the sum of the understandings and agreements between Lender and Borrower concerning this credit.

9.6. Limitation of Interest and Other Charges. Notwithstanding any other provision contained in this Agreement, Lender does not intend to charge and Borrower shall not be required to pay any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to Borrower or credited against principal, at the option of Lender. It is the express intent hereof that Borrower not pay and Lender not receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable law including the usury laws in force in the State of Florida.

9.7. Notices. Unless otherwise provided in this Agreement or in another agreement between Lender and Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the first page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as Lender and Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

9.8. Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.9. Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different Parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

[CONTINUED ON FOLLOWING PAGE]

[LOAN AGREEMENT CONTINUED]

This Agreement is executed as of the date stated at the top of the first page.

WITNESSES:	BORROWER:

ODYSSEY MARINE EXPLORATION, INC.,
a Nevada corporation

/s/ Alice Copeland	By:	/s/ Philip S. Devine
Signature of Witness		Philip S. Devine,
Alice Copeland		as its Chief Financial Officer
Print or type name of Witness

/s/ Caroline Scogna
Signature of Witness

Caroline Scogna		813-830-6609
Print or type name of Witness		Fascimile Number for Notice

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

The foregoing instrument was acknowledged before me this 14th day of August, 2014, by Philip S. Devine, as Chief Financial Officer of ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation, on behalf of the corporation.

☒	Personally known	/s/ B. Marrero
☐	Florida Driver’s License	Notary Public
☐	Other Identification Produced

Betsy Marrero

(SEAL)

[CONTINUED ON FOLLOWING PAGE]

[LOAN AGREEMENT CONTINUED]

WITNESSES:	“LENDER”

[***], LLC
a California Limited Liability Company

/s/ Alice Copeland	By:	/s/ [***]
Signature of Witness		[***], as its President

Alice Copeland
Print or type name of Witness

/s/ Caroline Scogna
Signature of Witness

Caroline Scogna
Print or type name of Witness		Fascimile Number for Notice

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

The foregoing instrument was acknowledged before me this 14th day of August, 2014, by, as [***], as its President, on behalf of the corporation.

☒	Personally known	/s/ B. Marrero
☐	Florida Driver’s License	Notary Public
☐	Other Identification Produced

Betsy Marrero

(SEAL)

SCHEDULE A

Lender

Name and Address of Lender	Amount

[***], LLC

[***]

[***]

[W-9 to be Furnished by Lender]

SCHEDULE B

Form of Note

SCHEDULE C

Permitted Liens

Fifth Third Bank – Mortgage and Security Agreement dated July 11, 2008, secured by real property at 5215 W. Laurel St., Tampa Florida.

Fifth Third Bank — Revolving Credit Loan and Security Agreement dated February 8, 2008, secured by inventory consisting of all gold and silver coins recovered from the SS Republic.

Fifth Third Bank – Collateral Assignment of Rights to Proceeds dated May 7, 2014, secured by proceeds from the Master Services Agreement dated March 7, 2014, between Borrower and Ira O. Kane as Receiver for Recovery Limited Partnership and Columbus Exploration, LLC, for salvage of gold coins and gold bars from the wreck of the SS Central America.

The Bank of Tampa – Mortgage dated May 14, 2008, secured by real property at 5024 Nassau Street, Tampa, Florida.